EXHIBIT I
                                                                       ---------

DESCARTES                                                                   NEWS



CONTACT INFORMATION:
PRESS RELATIONS                                  INVESTOR RELATIONS
Kimberley Emmerson                               Chaya Cooperberg
(519) 746-6114 ext. 2562                         (519) 746-6114 ext. 2757
kemmerson@descartes.com                          ccooperberg@descartes.com


         DESCARTES REPORTS RESULTS FOR THIRD QUARTER OF FISCAL YEAR 2004

            THIRD CONSECUTIVE QUARTER OF REVENUE AND EARNINGS GROWTH

WATERLOO, ONTARIO, DECEMBER 3, 2003 -- The Descartes Systems Group Inc. (Nasdaq:DSGX) (TSX:DSG), a trusted provider of supply chain services, today announced financial results for the third quarter of its 2004 fiscal year (Q3FY04) which ended on October 31, 2003. Amounts are in U.S. dollars and are reported in accordance with U.S. GAAP (Generally Accepted Accounting Principles).

Q3FY04 total revenues were $16.0 million, growing 5 percent from total revenues in the second quarter of fiscal year 2004 (Q2FY04) of $15.2 million and down 8 percent when compared with total revenues in the third fiscal quarter a year ago of $17.5 million. Gross margins for Q3FY04 were 70 percent, up from gross margins of 69 percent in Q2FY04 and 67 percent in the same fiscal quarter one year ago.

"For the third consecutive quarter, we have seen an improvement in our fundamentals. Q3FY04 was a solid quarter as we executed against plans to grow total revenues and earnings," said Manuel Pietra, Descartes' chief executive officer and president. "We are encouraged by the progress we are making and will continue to look for additional ways in which to drive customer and shareholder value."

The loss for Q3FY04 was $4.2 million, or $0.10 per share, an improvement when compared to the loss of $14.7 million reported for Q2FY04 and the loss of $5.2 million reported for the third fiscal quarter one year ago.

Descartes completed the quarter with $69.4 million in cash, cash equivalents and marketable securities.

HIGHLIGHTS OF THE THIRD QUARTER

DRIVING CUSTOMER VALUE:

      CUSTOMER SIGN-UPS - Q3FY04 saw 148 total customer sign-ups. Demonstrating Descartes' ability to leverage its installed base, approximately 58 percent of these sign-ups represent services sold to existing customers. Some of the new customers sign-ups during the quarter included Dixons Group plc, Edward Don & Company, The Korea Express Co., Ltd, and Seko Worldwide.

      DESCARTES GLOBAL USER GROUP - Nurturing stronger relationships with the Descartes user base, a global user group was launched in October 2003 to provide an opportunity for users of Descartes solutions to learn more about Descartes products, network with other customers to share best practices, and give feedback on future product direction.

INNOVATION IN SERVICES: Continuing its commitment to be at the forefront of supply chain services innovation, Descartes announced several new product and technology initiatives during the quarter, including:

            ROADSHOW TRANSPORT (TM) WITH INSTANT MESSAGING - Enabling companies to communicate with transportation carriers in real-time, Descartes is now offering ROADSHOW TRANSPORT, a transportation management system, with instant messaging capabilities using the Microsoft Office Live Communications Server 2003. The solution was introduced as part of the Microsoft worldwide launch of the Microsoft Office System in New York City in October 2003.

            COMMITMENT TO MICROSOFT PLATFORM - As a Microsoft Certified Partner, Descartes has committed to the Microsoft development platform, commonly known as .NET. Enabling distribution-sensitive companies to optimize and gain real-time control of their inventory and assets, Descartes solutions are built leveraging Microsoft standards and Microsoft Visual Studio(R) .NET 2003.

BUSINESS OUTLOOK
For the fourth quarter of fiscal year 2004 (Q4FY04) ending January 31, 2004, Descartes expects to achieve total revenues in the range of $16 to $17 million. Descartes expects to report a loss per share in Q4FY04 of $0.07 to $0.08, on a U.S. GAAP basis.

CONFERENCE CALL
Descartes' management will discuss these results in a live conference call and audio Web cast with the financial community at 8:00 a.m. ET today, December 3, 2003. The live audio Web cast and slide presentation to accompany the call can be accessed at www.descartes.com/investors. Replays will also be available in two formats shortly after the completion of the conference call. A telephone replay will be accessible for 24 hours by dialing 1-888-203-1112 or 719-457-0820 and quoting reservation number 653068. An archived replay of the Web cast will also be available through the Descartes Web site at www.descartes.com/investors.

ABOUT DESCARTES
The Descartes Systems Group Inc. (Nasdaq:DSGX) (TSX:DSG) is a trusted provider of supply chain services. Helping companies reduce costs, save time, and enhance customer satisfaction, Descartes' integrated suite of services provide connectivity and document exchange, route planning and wireless dispatch, inventory and asset visibility, transportation management, and warehouse optimization. Enabling distribution-sensitive companies in industries such as retail, consumer packaged goods, manufacturing, transportation, third-party logistics, and distribution to optimize and gain real-time control of their inventory and assets; Descartes services are used by more than 2,500 customers in over 60 countries. For more information, visit www.descartes.com.

All registered and unregistered trademarks mentioned in this release are the property of their respective owners.

                                       ###

Statements in this release, other than statements relating to historical performance, include forward-looking statements made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding Descartes' revenue and profit expectations, expectations surrounding the demand for Descartes' products and the market opportunity for those products, expectations surrounding the success of Descartes' alliance relationships, marketing and distribution initiatives, and expectations as to customer acceptance and continued use of Descartes' solutions. These statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from expectations. Such risks and uncertainties include the successful implementation and market acceptance of Descartes' pricing and revenue model, demand for network-based logistics solutions and logistics software solutions, timing and size of restructuring charges, success in closing customer orders, customers satisfaction and resolution of any disputes, ability to control expenses, realization of operating cost reductions resulting from cost reduction initiatives, integration of acquisitions and consolidation of operations. For further information regarding risks and uncertainties associated with Descartes' business, please refer to Descartes' documents filed with the Securities and Exchange Commission, the Ontario Securities Commission and other securities commissions across Canada. Any forward-looking statements should be considered in light of these factors.

THE DESCARTES SYSTEMS GROUP INC.
CONSOLIDATED BALANCE SHEETS
(US dollars in thousands; US GAAP)

                                                                  UNAUDITED
-----------------------------------------------------------------------------------    ------------
                                                        OCTOBER 31,    October 31,     January 31,
                                                               2003           2002            2003
-----------------------------------------------------------------------------------    ------------
ASSETS
CURRENT ASSETS
   Cash and cash equivalents                                 47,147         32,352          21,195
   Marketable securities                                      8,246          9,813           8,521
   Accounts receivable
       Trade                                                 17,538         13,057          14,036
       Other                                                  2,663          2,043           2,819
   Prepaid expenses and other                                 3,835          3,005           3,020
-----------------------------------------------------------------------------------    ------------
                                                             79,429         60,270          49,591
MARKETABLE SECURITIES                                        14,036        140,152         144,386
CAPITAL ASSETS                                               12,341         10,600          12,151
LONG-TERM INVESTMENTS                                         3,300          3,250           3,300
GOODWILL                                                     17,938        104,298          17,603
INTANGIBLE ASSETS                                             9,577         33,821          13,606
DEFERRED CHARGES                                                839          1,807           1,638
-----------------------------------------------------------------------------------    ------------
                                                            137,460        354,198         242,275
===================================================================================    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable                                           1,526          2,783           3,964
   Accrued liabilities                                        5,956         10,814           8,673
   Deferred revenue                                           2,000          3,832           2,923
-----------------------------------------------------------------------------------    ------------
                                                              9,482         17,429          15,560
CONVERTIBLE DEBENTURES                                       26,995         71,995          71,995
-----------------------------------------------------------------------------------    ------------
                                                             36,477         89,424          87,555
-----------------------------------------------------------------------------------    ------------
SHAREHOLDERS' EQUITY
   Common shares
      Authorized - Unlimited
      Issued - 40,653,711 (October 31, 2002 -               441,407        468,665         468,618
      52,223,214; January 31, 2003 - 52,224,511)
   Additional paid-in capital                                 5,021          5,201           5,201
   Unearned deferred compensation                             (374)          (754)           (690)
   Accumulated other comprehensive income (loss)              (250)             91         (1,506)
   Accumulated deficit                                    (344,821)      (208,429)       (316,903)
-----------------------------------------------------------------------------------    ------------
                                                            100,983        264,774         154,720
-----------------------------------------------------------------------------------    ------------
                                                            137,460        354,198         242,275
===================================================================================    ============

THE DESCARTES SYSTEMS GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(US dollars in thousands, except per share amounts; US GAAP; unaudited)

----------------------------------------------------------------------------------------------------------------------------
                                                                           THREE MONTHS                         NINE MONTHS
                                                                                  ENDED                               ENDED
                                                                             OCTOBER 31,                         OCTOBER 31,
                                                                 2003              2002              2003              2002
----------------------------------------------------------------------------------------------------------------------------
REVENUES                                                       16,026            17,501            45,432            52,353
COST OF REVENUES                                               (4,787)           (5,767)          (14,257)          (21,583)
----------------------------------------------------------------------------------------------------------------------------
GROSS PROFIT                                                   11,239            11,734            31,175            30,770
----------------------------------------------------------------------------------------------------------------------------
EXPENSES
   Sales and marketing                                          7,226             6,792            21,061            23,903
   Research and development                                     2,298             2,681             6,485            12,482
   General and administrative                                   2,680             3,252             9,082             9,991
   Amortization of intangible assets                            1,313             2,481             4,026             7,441
   Restructuring cost                                           1,637             2,438            17,766             9,685
----------------------------------------------------------------------------------------------------------------------------
                                                               15,154            17,644            58,420            63,502
----------------------------------------------------------------------------------------------------------------------------
LOSS FROM OPERATIONS                                           (3,915)           (5,910)          (27,245)          (32,732)
----------------------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE)
   Interest expense                                              (433)           (1,150)           (2,605)           (3,461)
   Investment income                                              176             1,906             1,074             5,652
   Gain (loss) on purchase of convertible debentures                -              (455)              904               (70)
----------------------------------------------------------------------------------------------------------------------------
                                                                 (257)              301              (627)            2,121
----------------------------------------------------------------------------------------------------------------------------
LOSS BEFORE INCOME TAXES                                       (4,172)           (5,609)          (27,872)          (30,611)
MINORITY INTEREST                                                   -               448                 -               448
INCOME TAX RECOVERY (EXPENSE) - CURRENT                           (22)                9               (46)              442
----------------------------------------------------------------------------------------------------------------------------
LOSS                                                           (4,194)           (5,152)          (27,918)          (29,721)
============================================================================================================================
LOSS PER SHARE
   Basic and diluted                                            (0.10)            (0.10)            (0.58)            (0.57)
============================================================================================================================
WEIGHTED AVERAGE SHARES OUTSTANDING
   Basic and diluted (thousands)                               40,654            52,233            47,736            52,237
============================================================================================================================

THE DESCARTES SYSTEMS GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(US dollars in thousands; US GAAP; unaudited)

----------------------------------------------------------------------------------------------------------------------------
                                                                     THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                                             OCTOBER 31,                         OCTOBER 31,
                                                                 2003              2002              2003              2002
----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
 Loss                                                          (4,194)           (5,152)          (27,918)          (29,721)
 Adjustments to reconcile loss to cash provided
  by (used in) operating activities:
    Bad debt charge                                                 -                 -                 -             2,907
    Depreciation                                                  835               600             1,988             2,193
    Amortization of intangible assets                           1,313             2,481             4,026             7,441
    Restructuring cost                                        (2,162)           (1,708)             3,323             2,768
    Amortization of convertible debenture costs                    63               170               386               557
    Amortization of deferred compensation                          35               250               136               403
    (Gain) loss on purchase of convertible debentures               -               455              (904)               70
    Minority interest                                               -               448                 -               448
     Changes in operating assets and liabilities:
       Accounts receivable
          Trade                                                (2,443)              313            (3,502)            1,360
          Other                                                  (417)            2,600               156             4,956
       Prepaid expenses and other                                 623               145              (815)              866
       Deferred charges                                            61                 -              (409)                -
       Accounts payable                                           528               143            (2,438)              125
       Accrued liabilities                                        378            (2,026)           (3,120)           (3,892)
       Deferred revenue                                          (549)             (629)             (923)           (1,466)
----------------------------------------------------------------------------------------------------------------------------
Cash used in operating activities                              (5,929)           (1,910)          (30,014)          (10,985)
----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
   Short-term marketable securities, net change                (3,051)           25,065               275            72,672
   Long-term marketable securities, net change                  32,889          (94,821)          130,350           (57,708)
   Capital assets, net change                                  (1,185)           (1,184)           (3,839)           (3,415)
   Acquisition of subsidiaries, net of cash acquired             (235)           (1,163)             (335)           (1,732)
----------------------------------------------------------------------------------------------------------------------------
Cash provided by (used in) investing activities                28,418           (72,103)          126,451             9,817
----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
   Purchase of convertible debentures, including
     purchase costs                                                 -              (458)          (43,274)           (1,526)
   Purchase of common shares, including
     purchase costs                                                 -                 -           (27,228)                -
   Issuance of common shares for cash                               -                14                17               220
----------------------------------------------------------------------------------------------------------------------------
Cash used in financing activities                                   -              (444)          (70,485)           (1,306)
----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               22,489           (74,457)           25,952            (2,474)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD               24,658           106,809            21,195            34,826
----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                     47,147            32,352            47,147            32,352
============================================================================================================================